EXHIBIT 99.1

U.S. CONTACT	EUROPEAN CONTACT
Christina Stenson/Lydia Chan	Jonathan Glass
Brunswick Group	Brunswick Group
+1-212-333-3810	+ 44 20 7404 5959
DURA@brunswickgroup.com
DURA RECEIVES APPROVAL TO EMERGE FROM CHAPTER 11
Court Confirms DURA’s Plan of Reorganization;
Company Positioned for Success in Global Automotive Industry
ROCHESTER HILLS, Mich., May 13, 2008— DURA Automotive Systems, Inc. (OTC: DRRAQ) today announced that the U.S. Bankruptcy Court for the District of Delaware has approved the Company’s Plan of Reorganization (the “Plan”), clearing the way for the Company to promptly emerge from Chapter 11. Judge Kevin J. Carey ruled that DURA’s Plan satisfied the requirements of the U.S. Bankruptcy Code and signed the order confirming DURA’s Plan. The Company also recently obtained commitments for financing required to fund its emergence from Chapter 11.
“This is an exciting day for DURA and our stakeholders, as we have reached our goal of reorganizing as a stronger, more competitive company,” said Larry Denton, Chairman and Chief Executive Officer. “While there is still work to be completed in our revitalization strategy, we are already realizing favorable results from our operational restructuring initiatives and our financial results continue to exceed plan targets.”
Denton continued, “The global automotive industry continues to undergo a sweeping transformation, and DURA is now well positioned to participate in its growth. We now have a much stronger balance sheet, enabling the Company to better compete as a global automotive supplier. Our financial restructuring complements the significant operational accomplishments achieved over the last two years to expand our presence in emerging regions while right-sizing our overall manufacturing capacity to ensure best-in-cost production, and continued high performance in product quality, delivery and innovation for our customers.”
Upon emergence, DIP claims, administrative expenses and certain priority claims will receive cash. Holders of second lien debt will receive new Convertible Preferred Stock on account of their claims. Senior Notes and Other General Unsecured Claims will receive 100% of New Common Stock. The Company’s pre-bankruptcy subordinated notes, convertible preferred securities and existing equity will not receive recoveries under the Plan. Upon emergence, DURA expects to be a publicly reporting company under SEC rules.
DURA was advised by AlixPartners, Kirkland & Ellis and Miller Buckfire in connection with its Chapter 11 reorganization.
About DURA Automotive Systems, Inc.

DURA Automotive Systems, Inc., is a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive industry.

DURA markets its automotive products to every North American, Asian and European original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.
Forward-looking Statements

This press release may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the Company to continue as a going concern; (ii) the ability of the Company to operate pursuant to the DIP Credit Agreement; (iii) the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; (iv) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts that are critical to its operations; (viii) the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to execute its business plans, and strategy, and to do so in a timely fashion; (x) the ability of the company to attract, motivate and/or retain key executives and associates; (xi) the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees; (xii) general economic or business conditions affecting the automotive industry either nationally or regionally, being less favorable than expected; and (xiii) increased competition in the automotive components supply market. Other risk factors are listed from time to time in the Company’s United States Securities and Exchange Commission reports, including, those contained herein. Dura disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of Dura’s common stock receiving no distribution on account of their interest and cancellation of their interests. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Dura’s common stock or other equity interests or any claims relating to pre-petition liabilities.
# # #